Calculation of Filing Fee Tables
S-8
CATERPILLAR INC
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Other	Deferred Compensation Obligations	Other	260,000,000		$ 260,000,000.00	0.0001531	$ 39,806.00
Total Offering Amounts:						$ 260,000,000.00		$ 39,806.00
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 39,806.00
Offering Note
[1]	(1) The deferred compensation obligations (the "Deferred Compensation Obligations") being registered are unsecured obligations of Caterpillar Inc. (the "Registrant") to pay deferred compensation in the future in accordance with the terms and conditions of the Caterpillar Inc. Supplemental Deferred Compensation Plan, as may be amended from time to time. (2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended.